Exhibit 3

Royal Olympia Cruises MV Triton to Commence Three and Four Day Itineraries

For immediate release

March 8, 2004

Piraeus, Greece – March 8, 2004 - Royal Olympic Cruises (NASDAQ: ROCLF) announced today that the vessel MV Triton started its planned three and four day itineraries following the decision of the Greek Maritime Court of Appeal of Piraeus pursuant to section 45 of Law 1892/1090.

However, it is important to note that the full amount of working capital necessary for normal operations of the Company during the summer of 2004 has not yet been secured. Even if sufficient working capital were secured, unless the Company is able to work out a comprehensive agreement with its existing creditors, it may not be able to continue operations.

Following the appointment of a mediator from the court and the court decision, three new members, Mr. G. Yiannoulis, Mr. Richard Smalley Jr. and Mrs. Stephanie Gallagher have joined its board. The above individuals have experience in the areas of General Management, Finance and Sales and Marketing.  Mr. A. Potamianos and Y. Pantazis have stepped down from the board.

This press release contains forward looking statements. Forward looking statements can be identified in many cases by the use of terms such as “may”, “will”, “should”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “continue”, or other terms. These statements are based on assumptions that are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond our control and may cause our business activities and results, including the results of any discussion between Royal Olympic and creditors of the debtors, to be materially different from those that are implied by the forward-looking statements.  Although we believe that the expectation expressed in our forward-looking statement are reasonable, we cannot assure you of any further business activity or result.

For further information contact:

James R. Lawrence + 203 550 2621